SEIDMAN & ASSOCIATES,LLC
                                 100 Misty Lane
                                 P. O. Box 5430
                              Parsippany, NJ 07054
                              (973) 560-1400, X108
                                February 6, 2002

Via Fax and Federal Express
Kankakee Bancorp, Inc.
310 South Schuyler Avenue
Kankakee, Illinois 40901

Att: Mr. Michael A. Stanfa,
     Executive Vice President & Secretary

Dear Mr. Stanfa:

Seidman & Associates, LLC ("SAL") (hereinafter referred to as "Nominating Shareholder") hereby gives notice that it is nominating, Lawrence B. Seidman ("Seidman"), and Robert Williamson ("Williamson") for election to the Kankakee Bancorp, Inc. ("KNK") Board of Directors at the next Annual Meeting of Shareholders presently scheduled for April 26 , 2002.

SAL is the record holder of 1,000 shares of KNK stock and its address on your corporate books is 19 Veteri Place, Wayne, New Jersey 07470. In addition, SAL is also the beneficial owner of 13,685 shares of KNK stock (including the 1,000 shares noted above). All the shares (except the 1,000 shares held in record name) are held by Bear Stearns & Co. which appear under CEDE & Co. on the books and records of KNK. CEDE & Co.'s address is 55 Water Street, New York, NY 10041.

Seidman and its affiliated entities, SAL, Seidman Investment Partnership, L.P., ("SIP"), Seidman Investment Partnership II, L.P. ("SIPII") Kerrimatt, L.P. ("Kerrimatt"), Federal Holdings, LLC ("Federal"), Pollack Investment Partnership, LP ("PIP"), and Seidman, individually, and for his discretionary accounts ("SEID"), Dennis Pollack ("Pollack") and Williamson (hereinafter referred to as the "Requesting Entities" own in the aggregate approximately 70,850 shares of KNK stock, approximately 5.8% of the outstanding Common stock, and have owned shares of KNK for the past six (6) months. All the disclosures set forth in the Schedule 13D filed on January 17, 2002 are incorporated herein in their entirety by reference, including without limitation the disclosures concerning the shareholdings of each of the noted entities.

I hereby request, on behalf of the Nominating Shareholder its affiliated entities and on behalf of the nominees, that you provide me with KNK's updated shareholder lists (including the NOBO/CEDE/Philadep list) as required by the Delaware General Corporation Law, Section 14a-7 of the Exchange Act of 1934, and Rule 14a-7 promulgated thereunder so that proxies can be solicited for the two
(2) director nominees, and in opposition to management's slate of directors. Pursuant to Rule 14a-7, please delivery the shareholder lists to me within five
(5) business days. A copy of the Certification required pursuant to Rule 14a-7 is attached hereto.

I hereby request that the above shareholder lists be provided to me in paper, and magnetic tape, or disc form (whichever form is utilized by your transfer agent). Furthermore, please update the record holder information on a daily basis, or at the shortest other reasonable intervals, until the record date for the next Annual Meeting. In addition, please provide Mr. Seidman with any amendments to KNK's By-Laws and Certificate of Incorporation enacted since the last annual meeting.

The Nominating Shareholder feels very strongly that shareholder representation is very important to corporate governance, and to the maximization of shareholder value. If a representative of the KNK desires to discuss the accomplishment of these goals, please contact the undersigned.

The enclosed material is being filed with you, as the Secretary of KNK, with a copy to William Cheffer, KNK's President and Chief Executive Officer as required by Section 6(c).

The Nominating Shareholder has no material financial interest in the proxy solicitation to be conducted in opposition to the nominees selected by KNK management. Any director fees paid to the nominees (Seidman and Williamson), if they are elected, will belong to the respective nominee.

If you have any questions concerning the above or require any additional information, please contact the undersigned with specific details so we can evaluate your request.

                                        Very truly yours,

                                        /ss/Lawrence B. Seidman
                                        --------------------------------
                                        Lawrence B. Seidman, Individually
                                        And for his discretionary clients

                                        /ss/Lawrence B. Seidman
                                        --------------------------------
                                        Lawrence B. Seidman, Manager
                                        Seidman and Associates, L.L.C.

                                        /ss/Lawrence B. Seidman
                                        --------------------------------
                                        Lawrence B. Seidman, President
                                        of the Corporate General Partner
                                        Seidman Investment Partnership, L.P.

                                        /ss/Lawrence B. Seidman
                                        --------------------------------
                                        Lawrence B. Seidman, President
                                        of the Corporate General Partner
                                        Seidman Investment Partnership II, L.P.

                                        /ss/Lawrence B. Seidman
                                        --------------------------------
                                        Lawrence B. Seidman, Investment
                                        Manager
                                        Kerrimatt, L.P.

                                     `  /ss/Lawrence B. Seidman
                                        --------------------------------
                                        Lawrence B. Seidman, Investment
                                        Manager
                                        Federal Holdings, L.L.C.

                                        /ss/Lawrence B. Seidman
                                        --------------------------------
                                        Lawrence B. Seidman, Co-General
                                        Partner
                                        Pollack Investment Partnership, L.P.,

                                        /ss/ Robert Williamson
                                        --------------------------------
                                        Robert Williamson, Individually

                                        /ss/Dennis Pollack
                                        --------------------------------
                                        Dennis Pollack, Individually

                                        /ss/Dennis Pollack
                                        --------------------------------
                                        Dennis Pollack, Co-General
                                        Partner
                                        Pollack Investment Partnership, L.P.,

                                  CERTIFICATION

         Lawrence B. Seidman, upon his oath certifies as follows:

     1. The Requesting Entities will not use the shareholder list information for any purpose other than to communicate with, and, if necessary, to solicit proxies from, the shareholders of Kankakee Bancorp, Inc. with respect to the slate of Directors proposed by the Nominating Shareholder for election at the next annual shareholder meeting.

     2. The Requesting Entities will not disclose the shareholder list information to any person other than the beneficial owner for whom the shareholder list request was made, or an employee or agent to the extent necessary to effect the communication or solicitation referred to above.

                                                 /ss/ Lawrence B. Seidman
                                                -------------------------
                                                 Lawrence B. Seidman


STATE OF NEW JERSEY  )
                     )SS.
COUNTY OF MORRIS     )

BEFORE ME, a notary public in and for the State of New Jersey, County of Morris, did personally appear LAWRENCE B. SEIDMAN, who made oath under penalty of perjury that the aforesaid facts are true and correct to the best of his knowledge, information and belief.

GIVEN under my hand and seal this 6th day, February, 2002.

/s/Ruth W. Rivkind
Notary Public of New Jersey
My Commission expires:
Feb. 14, 2006

                                    EXHIBIT A
                SCHEDULE OF INFORMATION REQUIRED BY ARTICLE I, SECTION 6(c)
                                     of the
                        BYLAWS OF KANKAKEE BANCORP, INC.
(i)      The Nominating Shareholder and its address:
                                                               No. of Shares
                                                                  Held As
       Name                      Business Address              Recordholder*
      ------                     -----------------            --------------
 1. Seidman and Associates,      19 Veteri Place                    1000
    L.L.C.                       Wayne, NJ 07470

[*The Nominating Shareholder is the beneficial owner of additional shares as set forth in subparagraph (iv) below. On January 25, 2002 a request was submitted to DTC to transfer title to 1000 shares of KNK to SAL and upon information and belief these shares are being transferred. ]

(ii) Name, age, business address of Nominees:

         Lawrence Seidman,  Age 54
         100 Misty Lane
         Parsippany, NJ 07470

         Robert Williamson, Age 42
         25 Greenview Dr., Apt. 29,
         Manchester, NH 03102



(iii) Principal occupation or employment of Nominees and relationships (business, employment, familial) with Nominating Shareholder:

Lawrence Seidman, Mr. Seidman, since March 10, 1999 has been the President, General Counsel and a Director of Menlo Acquisition Corporation. Mr. Seidman is also Manager of Seidman & Associates, Co-General Partner of Pollack Investment Partnership, L.P. President of Veteri Place Corp., the sole General Partner of Seidman Investment Partnership, LP, Seidman Investment Partnership II, LP, Manager, of Federal Holdings, L.L.C. and business consultant to certain partnerships and individuals, including, but not limited to, Kerrimatt, LP. [Further information with regard to each entity is set forth in subpargraph (iv) and the Schedule 13D filed on January 17, 2002 and incorporated herein by reference.]

Robert Williamson. Mr. Williamson was a Director of the Board of First Federal Savings and Loan of East Hartford and is a businessman and private investor. [Further information with regard to each entity is set forth in subpargraph (iv) and the Schedule 13D filed on January 17, 2002 and incorporated herein by reference.]

(iv)(a) The following sets forth the name, business address, and the number of shares of Common Stock of KNK beneficially owned as of February 5, 2002, by the Nominating Shareholder. [The actual stock purchase transactions are set forth on Exhibit B.]
                                Number of Shares
                                 of Common Stock
                                  Beneficially
         Name             Business Address          Owned & Owned      Percent
         Class                                    in Record Name         of
-------------------------------------------------------------------------------

1.Seidman and Associates, Lanidex Center,               13,685          1.125
L.L.C.(SAL)               100 Misty Lane
                          Parsippany, NJ 07054

(iv)(b) The following sets forth the name, business address, and the number of shares of Common Stock of the KNK beneficially Owned as of February 5, 2001, by each of the affiliates of the Nominating Shareholder. [The actual stock purchase transactions are set forth on Exhibit B.]

                                                     Number of Shares
                                                     of Common Stock
                                  Beneficially
          Name                                       Owned & Owned    Percent
         Class             Business Address          in Record Name    of
------------------------------------------------------------------------------
1. Seidman and Associates   Lanidex Center,            13,685       1.125
   L.L.C.(SAL)              100 Misty Lane
                            Parsippany, NJ 07054
2. Seidman Investment       19 Veteri Place             9,063        .745
   Partnership, L.P.(SIP)   Wayne, NJ 07470
3. Seidman Investment       19 Veteri Place             8,054        .662
   Partnership II, L.P.(SIPII) Wayne, NJ 07470
4. Lawrence Seidman & Clients 19 Veteri Place          58,900        4.84
    (1)                        Wayne, NJ 07470
5. Federal Holdings, LLC    One Rockefeller Plaza       8,798        .723
   (Federal)                New York, NY 10020
6. Kerrimatt, LP            80 Main St.                 8,798        .723
   (Kerrimatt)              West Orange, NJ 07052
7. Pollack Investment       47 Blueberry Drive          5,115        .420
   Partnership, L.P. (PIP)  Woodcliff Lake, NJ 07677
8. Dennis Pollack (2)          47 Blueberry Drive       6,215        .510
   (Pollack)                Woodcliff Lake, NJ 07677
9. Robert Williamson        25 Greenview Dr., Apt. 29, 10,850        .892
   (Williamson)             Manchester, NH 03102
------------------
(1)    Includes all shares owed by SAL, SIP, SIPII, Federal, Kerrimatt, and PIP.
(2)    Includes shares owned by PIP.

The aggregate purchase price of the 70,850 Shares owned beneficially by the above on February 5, 2002 was approximately $1,794,909.37, (inclusive of brokerage commissions). Such Shares have been (or will be in the case of transactions which have not yet settled) paid for through working capital of the respective entities. As of February 5, 2002, none of the above entities including the Nominating Shareholder had an outstanding margin balance.

SAL is a New Jersey limited liability company, organized to invest in securities, whose principal and executive offices are located at 19 Veteri Place, Wayne, New Jersey 07470. Lawrence Seidman is the Manager of SAL and has sole investment discretion and voting authority with respect to such securities. SIP is a New Jersey limited partnership, whose principal and executive offices are located at 19 Veteri Place, Wayne, NJ 07470. Veteri Place Corporation is the sole General Partner of SIP and Lawrence Seidman is the only shareholder and officer of Veteri Place Corporation. Seidman has sole investment discretion and voting authority with respect to such securities.

SIPII is a New Jersey limited partnership, whose principal and executive offices are located at 19 Veteri Place, Wayne, NJ 07470. Veteri Place Corporation is the sole General Partner of SIP and Lawrence Seidman is the only shareholder and officer of Veteri Place Corporation. Seidman has sole investment discretion and voting authority with respect to such securities.

Kerrimatt is a limited partnership formed, in part, to invest in stock of public companies whose principal and executive offices are located at 80 Main Street, West Orange, New Jersey 07052. David Mandelbaum is the General Partner of Kerrimatt. Lawrence Seidman has the sole investment discretion and voting authority with respect to such securities.

Federal is a New York limited liability company, organized to invest in securities, whose principal and executive offices are located at One Rockefeller Plaza, 31st Floor, New York, NY 10020. Lawrence B. Seidman is the Manager of Federal and has sole investment discretion and voting authority with respect to such securities.

PIP is a New Jersey limited partnership whose principal and executive offices are located at 47 Blueberry Drive, Woodcliff Lake, NJ. Seidman and Pollack are General Partners and share investment discretion and voting authority with respect to such securities.

Pollack is a private investor whose principal office is located at 47 Blueberry Drive, Woodcliff Lake, NJ 07677. Pollack has sole investment discretion and voting authority with respect to his securities and shared discretion and voting authority for PIP.

Williamson is a private investor whose principal office is located at 25 Greenview Dr., Apt. 29, Manchester, NH 03102. Williamson has sole investment discretion and voting authority with respect to such securities.

Seidman is a private investor whose principal office is located at 100 Misty Lane, Parsippany, NJ 07054. Mr. Seidman has sole investment discretion and voting authority for his discretionary clients, SAL, SIP, SIPII, Kerrimatt and Federal and shared investment discretion and voting authority for PIP.

The General Partner of SIP is: Veteri Place Corp; a New Jersey Corporation (Seidman is the sole officer, and shareholder). Seidman through Veteri Place Corp. is entitled to 20% of the profits.

The General Partner of SIPII is: Veteri Place Corp; a New Jersey Corporation (Seidman is the sole officer and shareholder). Seidman through Veteri Place Corp. is entitled to 25% of the profits.

Seidman is the Managing Member of SAL and Brant Cali is the Managing Member of Seidcal Associates which owns a majority interest in SAL. Seidman is entitled to an annual salary of $300,000 and as Manager is entitled to 5% of the profits earned by SAL and his wife is entitled to 15% of the profits after allowing a return to SAL.

Mr. Seidman has an agreement with Kerrimatt, which gives him the complete discretion to vote and dispose of securities of the Issuer owned by Kerrimatt, L.P. Mr. Seidman is entitled to a percentage of the profits derived from these securities, which is calculated after allowing a return to Kerrimatt.

Mr. Seidman has an agreement with Federal which gives him the complete discretion to vote and dispose of securities of the Issuer owned by Federal. Mr. Seidman is entitled to a percentage of the profits derived from these securities which is calculated after allowing a return to Federal.

Messrs. Seidman and Pollack are the General Partners of PIP and share the investment and voting authority with respect to shares owned by said entity. They are entitled to receive an annual administrative fee equal to a quarter of 1% PIP's assets and are entitled to 20% of the profits..

None of the partners of SIP, SIPII, PIP, Kerrimatt, affiliates of or members of SAL or Federal, or Pollack, Seidman, Williamson, own any shares of Issuer except as disclosed herein.

The following are certain provisions concerning the division of profits or losses or guarantees of profits with reference to SAL, SIP, SIPII, PIP, Kerrimatt and Federal. In Section 8.1(d) of the operating agreement for SAL, Mr. Seidman is entitled to 5% of the net profits each year and his wife is entitled to 15% of the net profits. In addition Section 11.3(b) in SAL's operating agreement entitles Mr. Seidman to annual compensation of $300,000. Mr. Seidman is also entitled to 20% of the net profits under the agreements with SIP [Section 9(a)(i)]]. Mr. Seidman is also entitled to 25% of the net profits under the agreement with SIPII. [Section 9]. In addition Mr. Seidman is also entitled to 25% of the Net Profits under the Agreement with Federal (Second Amendment of the Operating Agreement).

Mr. Seidman is the Manager of Federal and SAL, and is the president of the corporate general partner of SIP and SIPII; and investment manager for Kerrimatt and, in that capacity, Mr. Seidman has the authority to cause those entities to acquire, hold, trade and vote these securities. Messrs. Seidman and Pollack share this responsibility with PIP. SAL, Federal, PIP, Kerrimatt, SIP and SIPII were all created to acquire, hold and sell publicly traded securities. None of the entities disclosed herein were formed to solely acquire, hold and sell the Issuer's securities. Each of these entities owns securities issued by one or more companies other than Issuer. The members and limited partners in SAL, SIP, SIPII, PIP, Kerrimatt and Federal are all passive investors, who do not - and can not - directly or indirectly participate in the management of these entities, including without limitation proxy contests. Seidman's compensation is, in part, dependent upon the profitability of the operations of these entities, but no provision is made to compensate Seidman solely based upon the profits resulting from transactions involving the Issuer's securities.

The voting power over the Issuer's securities is not subject to any contingencies beyond standard provisions for entities of this nature, (i.e., limited partnerships and limited liability companies) which govern the replacement of a manager or a general partner.

Pursuant to Section 16 of the Amended and Restated Agreement of Limited Partnership (Partnership Agreement), Veteri Place Corporation, as of the end of each fiscal quarter shall be entitled to receive an administrative fee equal to a quarter of 1% of SIP's assets.

The scheduled term of SIP is until December 31, 2014 unless sooner terminated as provided in the Partnership Agreement.

The Scheduled term of SIPII is until December 31, 2014 unless sooner terminated as provided in the Partnership Agreement.

SAL's term shall continue in full force and effect until May 1, 2024 unless terminated as provided for in its operating agreement.

Kerrimatt's term shall continue in full force and effect as provided in its Letter Agreement. Mr. Seidman is entitled to a quarterly administration fee equal to a .25% of 1% of Kerrimatt assets with a maximum annual fee of $50,000.

Federal's term shall continue in full force and effect until April 30, 2045 as provided for in its operating agreement. Pursuant to Article 10.1 of the operating agreement, Mr. Seidman's management term expires on October 1, 2003. Mr. Seidman is entitled to a quarterly administration fee equal to .25% of 1% of Federal's assets.

PIP's term shall continue in full force and effect until June 31, 2020, as provided for in its Partnership Agreement.

The persons and entities listed above agreed to act in concert with regard to the election of Directors. The persons and entities listed above reserve the right to terminate their agreement to act in concert.

Each of the above entities, except as provided above disclaims any beneficial interest in any shares of Common Stock owned by the other named entities.

During the last ten (10) years, none of SAL, SIP, SIPII, Federal, Kerrimatt, PIP, Pollack, Williamson and Seidman (nor any of the members of the limited liability companies nor limited partners of the limited partnerships) to the best of their knowledge, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

                             SOLICITATION; EXPENSES

Proxies may be solicited by a Committee comprised of the Nominating Shareholder and all the affiliates of the Nominating Shareholder listed above, (The "Committee") by mail, advertisement, telephone, facsimile, telegraph, and personal solicitation. Williamson and Seidman will be principally responsible to solicit proxies for the Committee and certain of their employees will perform secretarial work in connection with the solicitation of proxies, for which no additional compensation will be paid. Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward the Committee's solicitation material to their customers for whom they hold shares and the Committee will reimburse them for their reasonable out-of-pocket expenses.

The Committee has retained D. F. King & Co. to assist in the solicitation of proxies and for related services. The Committee will pay D. F. King & Co. a fee of up to $25,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses. In addition, the Committee has also agreed to indemnify D. F. King & Co. against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. Approximately six (6) persons will be used by
D. F. King & Co. in its solicitation efforts.

The entire expense of preparing, assembling, printing, and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be exclusively borne by Seidman, Williamson, SAL, SIP, SIPII Federal, Kerrimatt and PIP.

Although no precise estimate can be made at the present time, the Committee currently estimates that the total expenditures relating to the Proxy Solicitation incurred by the Committee will be approximately $40,000 of which $-0- has been incurred to date. The Committee intends to seek reimbursement from the Company for those expenses incurred by the Committee, if their nominees are elected, but does not intend to submit the question of such reimbursement to a vote of the Stockholders.

Seidman and Williamson entered into an agreement with SAL, SIP, SIPII, Federal, Kerrimatt and PIP whereby these entities have agreed to bear their pro-rata costs and expenses of, and indemnify against any and all liability incurred by, Seidman and Williamson in connection with Seidman and Williamson being candidates and a "participant in a solicitation" (as defined in the rules and regulations under the Securities Exchange Act of 1934, as amended). Seidman and Williamson will receive directors' fees upon their election as a Directors of the Company in accordance with the Company's then practice.

None of the participants in this solicitation nor any associates of the participants except as set forth herein (i) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (ii) owns any securities of the Company of record but not beneficially, (iii) has purchased or sold any securities of the Company within the past two years, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or (vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth herein none of the participants or any of the persons participating in this solicitation on behalf of the participants nor any associate or immediate family member of any of the foregoing persons has had or is to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or any proposed transaction, to which the Company or any of its affiliates was or is a party.

     (vi) During the past ten years none of the participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (vii) As of February 4, 2002, there were 1,216,358 shares of Common Stock shares of the Corporation outstanding based upon the Company's Form 10-Q dated September 30, 2001. The record date for the April 26, 2002 Annual Meeting is March 4, 2002.

EXHIBIT B

Entity                   Date       Cost Per Share        Proceed  No. of Shares
Seidman & Assoc         6/1/00         19.6125             3,628.31         185
Seidman & Assoc         6/1/00         19.6125           182,690.44       9,315
Seidman & Assoc         6/1/00         19.6125             9,806.25        5000
Seidman & Assoc         6/7/00         20.3000            60,900.00       3,000
Seidman & Assoc        6/26/00         20.9250            37,665.00       1,800
Seidman & Assoc        6/30/00         20.8000             4,160.00         200
Seidman & Assoc        1/17/01         23.9490         (223,086.79)      (9,315)
Seidman & Assoc         1/7/02         28.2900           240,507.50       8,500
Seidman & Assoc         2/1/02         23.9490          (11,974.60)        (500)
Subtotal                                                 316,270.71      13,685

SIP                     6/1/00         19.6125            78,450.00       4,000
SIP                     6/7/00         20.3000            60,900.00       3,000
SIP                    6/20/00         20.9250            42,122.03       2,013
SIP                    6/20/00         20.9250            18,560.48         887
SIP                    7/27/00         21.1050            37,989.00       1,800
SIP                     8/2/00         21.1750            21,175.00       1,000
SIP                    1/17/01         23.9490          (95,796.80)      (4,000)
SIP                    1/17/01         23.9490          (71,847.60)      (3,000)
SIP                    1/17/01         23.9490          (21,242.94)        (887)
SIP                     1/7/02         28.2900           120,253.75       4,250
Subtotal                                                 190,562.92       9,063

SIP II                  6/1/00         19.6125            78,450.00       4,000
SIP II                  6/7/00         20.3000            48,801.20       2,404
SIPII                   6/7/00         20.3000            12,098.80         596
SIP II                 8/10/00         21.1750             8,470.00         400
SIP II                 1/17/01         23.9490          (95,796.80)      (4,000)
SIP II                 1/17/01         23.9490          (14,273.72)        (596)
SIP II                 9/28/01         25.0500            12,525.00         500
SIP II                 10/2/01         25.2500            12,625.00         500
SIP II                  1/7/02         28.2900           120,253.75       4,250
Subtotal                                                 183,153.23       8,054

Federal Holdings        6/1/00         19.6125            78,450.00       4,000
Federal Holdings        6/7/00         20.3000            60,900.00       3,000
Federal Holdings       7/12/00         21.2250            96,531.30       4,548
Federal Holdings       7/12/00         21.2250             9,593.70         452
Federal Holdings       1/17/01         23.9490          (95,796.80)      (4,000)
Federal Holdings       1/17/01         23.9490          (71,847.60)      (3,000)
Federal Holdings       1/17/01         23.9490          (10,825.04)        (452)
Federal Holdings        1/7/02         28.2900           120,253.75       4,250
Subtotal                                                 187,259.31       8,798

`                       6/7/00         20.3000           142,100.00       7,000
Kerri-Matt             7/12/00         21.2250            11,631.30         548
                       7/12/00         21.2250             9,593.70         452
Kerri-Matt             7/25/00         21.0500            16,840.00         800
Kerri-Matt             7/27/00         21.1050            67,536.00       3,200
Kerri-Matt             1/17/01         23.9490         (167,644.39)      (7,000)
Kerri-Matt             1/17/01         23.9490          (10,825.04)        (452)
Kerri-Matt              1/7/02         28.2900           120,253.75       4,250
Subtotal                                                 189,485.32       8,798

Pollack Invest Prtshp  12/19/00        21.0500             5,578.25         265
Pollack Invest Prtshp  12/19/00        21.0500             9,156.75         435
Pollack Invest Prtshp  1/17/01         23.9490          (10,417.90)        (435)
Pollack Invest Prtshp  9/25/01         25.3000            12,650.00         500
Pollack Invest Prtshp   1/7/02         28.2900           123,083.25       4,350
Subtotal                                                 140,050.35       5,115

Lawrence Seidman &     6/1/00         19.6125            22,299.41        1,137
 Clients               6/1/00         19.6125            36,538.09        1,863
                       1/17/01        23.9490          (44,617.35)       (1,863)
                       1/7/02         28.2950           120,253.75        4,250
Subtotal                                                134,473.90        5,387

Pollack                1/26/01         23.7500             4,775.00         200
Pollack                1/26/01         23.9300            21,661.50         900
Subtotal                                                  26,436.50       1,100

Williamson              6/7/00         24.2500            12,145.00         500
Williamson             6/13/01         25.2500            12,645.00         500
Williamson             6/14/01         25.6000           (2,539.91)        (100)
Williamson             6/15/01         25.6000           (5,099.82)        (200)
Williamson             6/19/01         25.1500            20,120.00         800
Williamson             6/19/01         25.1500            30,183.95       1,200
Williamson             6/22/01         25.0000            12,520.00         500
Williamson             6/22/01         25.1600            12,580.00         500
Williamson             6/26/01         24.9000             5,000.00         200
Williamson              7/9/01         25.1600            12,580.00         500
Williamson             7/10/01         25.0000            12,520.00         500
Williamson              8/1/01         25.7000            12,870.00         500
Williamson              8/3/01         26.1600            13,080.00         500
Williamson              8/3/01         26.1600            13,080.00         500
Williamson              8/7/01         26.1100            13,054.00         500
Williamson              8/8/01         25.9900            19,488.95         750
Williamson             8/13/01         25.9100            12,953.95         500
Williamson             8/13/01         26.1600            13,080.00         500
Williamson             9/21/01         26.0000            13,020.00         500
Williamson             9/21/01         26.1600            13,078.95         500
Williamson             12/4/01         27.1100            13,554.00         500
Williamson              1/7/02         29.0800            14,540.00         500
Williamson              1/7/02         29.0200            29,020.00       1,000
Williamson              1/3/02         28.7300          (22,987.50)        (800)
Subtotal                                                 280,486.57      10,850
Total                                                  1,648,178.81      70,850

                                    Affidavit




         I, Lawrence B. Seidman,and I, Robert Williamson consent to be named in the proxy statement as nominees and to serve as directors, if elected at the next Annual Meeting of Kankakee Bancorp, Inc.



                                                 /ss/Lawrence B. Seidman
                                                -----------------------
                                                Lawrence B. Seidman

                                                /ss/ Robert Williamson
                                                -----------------------
                                                Robert Williamson


Sworn to before me
This 5th day of February, 2002

/s/Ruth W. Rivkind
Ruth W. Rivkind
A Notary Public of New Jersey
My Commission Expires Feb. 14, 2006